Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO’S QUARTERLY INCOME RISES 14%, REPOSITIONS TO ONSHORE;

LATIGO ACQUISITION, GULF OF MEXICO DISPOSITION

BOTH EXPECTED TO CLOSE IN SECOND QUARTER;

CAPITAL BUDGET INCREASED 10% TO $800 MILLION;

Quarterly Dividend Declared

HOUSTON, TX – April 25, 2006 – First quarter 2006 net income of Pogo Producing Company (“PPP” – NYSE) was $67,471,000, or $1.18 per share, on revenues of $373,538,000, up 14% from first quarter 2005 net income of $59,236,000, or $0.93 per share, on revenues of $255,746,000.  Discretionary cash flow in the first quarter of 2006 was $192,261,000, down from $216,397,000 in the same quarter of 2005.  Net cash provided by operating activities during the first quarter was $240,415,000, down from $259,278,000 in the first quarter of 2005.

Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen said, “Production is up, prices are up and, as a result, net income has risen nicely.  Meanwhile, we are very pleased with Pogo’s continuing transformation into a bigger, stronger player in onshore North America.  We have repositioned our asset base, doubling-down on one of our historically most successful areas, the Permian Basin and Texas panhandle.  We will have many rigs targeting low-risk development and high-potential exploration for years to come.”

BOTH PRODUCTION AND PRICES RISE

First quarter 2006 natural gas production rose 9%, to 282.2 million cubic feet per day (mmcf/d), up from 258.9 mmcf/d in the first quarter of 2005.  Natural gas prices rose from $5.97 per thousand cubic feet (mcf) to $7.31/mcf over that same time period.  Total liquids production, including crude oil, condensate and plant products, averaged 39,561 barrels per day (bpd) during the first quarter of 2006, up 29% from 30,594 bpd in the first quarter one year ago.  Crude oil and condensate prices rose 14% to $49.83 per barrel, up from $43.76 during the first quarter of 2005.

ACQUISITIONS AND DISPOSITIONS EXPECTED TO CLOSE IN SECOND QUARTER

Pogo has taken some bold steps to reposition itself as a predominantly onshore North America exploration and development company.  Steps taken during the first quarter of the year led to very significant and almost simultaneous announcements of:  the acquisition of Latigo Petroleum, Inc., for $750 million, which should close in May, featuring assets in the Permian Basin of west Texas and New Mexico, and in the Texas panhandle area of the Anadarko Basin; and the sale, for $500 million, of a 50% interest in all of Pogo’s existing Gulf of Mexico property base to Mitsui & Co., Ltd., which should close in June.

Mr. Van Wagenen said, “We have definitely moved ashore.  Historically, Pogo was predominantly a Gulf of Mexico player.  Following these two transactions, the Gulf of Mexico will contain less than 7% of Pogo’s proven reserves.  Those two announcements follow the pair of autumn 2005 transactions in which Pogo exited the Gulf of Thailand and acquired a very sizeable base in the highly prospective and productive Western Canadian Sedimentary Basin.  This corporate repositioning has dramatically increased Pogo’s opportunity to add significant reserves by exploratory drilling; set the stage for years of potential acceleration of production rates by drilling hundreds of lower-risk development wells; grown the proven reserves base and enhanced Pogo’s exposure to high quality probable and exploratory reserves; dramatically lengthened the company’s calculated reserves life; and reduced the weather-related risks of future supply interruptions and skyrocketing insurance costs.  These are significant accomplishments.”

FIRST QUARTER OPERATIONS

Pogo had a very busy and successful first quarter with the drill bit, drilling 107 gross wells and enjoying an 88% drilling success rate with 94 of those first quarter wells completed as producers, and 48 additional wells in various stages of drilling, completing or testing as the quarter ended.

Of particular note were the Permian Basin/Texas panhandle areas where 37 producers were recorded out of 40 total wells drilled.  The Cedar Canyon field in Eddy County, New Mexico, was specifically interesting, featuring horizontal drilling to the Bone Spring formation.  The H. Buck State No. 4-H, which is 100% Pogo owned, tested 1.2 mmcf/d of natural gas and 431 bpd of oil, and the Harroun 22 No. 3-H, also 100% Pogo owned, tested 1 mmcf/d and 438 bpd.  Also at Cedar Canyon, the Pogo owned H. Buck State No. 10 is drilling and two more wells are budgeted to be drilled later this year.

Elsewhere in Eddy County, New Mexico, the McMillan field area was the site of the Lakewood No. 14-2, a 53% owned Morrow formation completion drilled to 9,500 feet subsurface, which successfully tested at a rate of 1.2 mmcf/d.  Also at McMillan, the 100% Pogo owned State 19 Com. No. 2 tested 1 mmcf/d of natural gas and 348 bpd of oil from the Wolfcamp formation.  Three more McMillan area wells are planned for the balance of this year.

In Wheeler County, Texas, the Britt No. 5-34, 93% owned by Pogo, was successfully drilled and is already producing natural gas at a rate of 3.6 mmcf/d.  The Britt No. 1-6 and the Thomas No. 4-3 are currently being drilled and tested, respectively, in that same Wheeler field.  As many as six more wells are planned for the field during the second half of this year.

Seven successful first quarter wells were drilled in the approximately 14% owned Madden field in the Wind River Basin of Wyoming.  The target is, as usual, the Lower Fort Union formation.  More than 40 Lower Fort Union wells remain in the budget for the balance of this year.

Drilling is ongoing in Pogo’s New Albany Shale (NAS) play in southwestern Indiana, a play that covers some 232,000 leasehold acres, and is 50% owned by Pogo.  Some 20 total NAS wells, including five exploration tests, are budgeted for 2006.  Two of the five exploratory wells have been drilled during the first quarter, including the successful EP 1-7H Records well, which tested natural gas at 1.2 mmcf/d.  A second exploratory well is now testing.  Pipeline connections to sales in this area can take about 10 weeks.

Seven offshore fields are still experiencing curtailment due to 2005 hurricane damages.  Those curtailments total some 15 mmcf/d and 5,000 bpd before considering the disposition of one-half of Pogo’s Gulf of Mexico interest in the previously discussed sale to Mitsui.  Five of the seven curtailed blocks should return to production this summer, with Eugene Island Block 330 and South Marsh Island Block 128 not expected to resume production until early 2007.

Pogo’s second half 2006 Gulf of Mexico drilling plans include exploration wells at Pogo’s 50% owned West Delta Block 54, 25% owned Viosca Knoll Block 821, and a development well at 17% owned Viosca Knoll Block 1003.

Drilling in western Canada has accelerated.  Forty-eight gross wells were drilled across Pogo’s Canadian leases in the first quarter, with only a single dry hole in southeastern

Saskatchewan.  Canadian production rates are beginning to respond.  Particularly active is the Mikwan/Huxley area of southern Alberta.  The conventional targets include natural gas from the Lower Mannville Glauconitic formation and the Ellerslie formation as well as an oil target to the higher risk and higher reward Devonian Nisku horizon.  This same area is also prospective for Coal Bed Methane (CBM) from the thick Mannville coals.  A dozen CBM wells are budgeted for this area before the end of 2006.

CURRENT YEAR CAPITAL BUDGET INCREASED BY 10%

Pogo’s Board of Directors today authorized a $75 million (10%) increase in the 2006 capital and exploration budget, bringing it to $800 million.

Mr. Van Wagenen noted, “The Latigo acquisition is expected to add as many as nine contracted drilling rigs throughout all of the balance of 2006 and well into 2007, thereby necessitating an increase in Pogo’s authorized 2006 capital budget.  Pogo’s 2006 Canadian drilling program is also well ahead of its anticipated schedule.  Those budget increases will be offset, somewhat, by the company’s Gulf of Mexico property sale.  Pogo has a surplus of great drilling to do, and we are going to do it!”

QUARTERLY DIVIDEND DECLARED

The Board of Directors has declared a cash dividend of $0.075 (seven and one-half cents) per share of common stock, to be paid on May 26, 2006 to shareholders of record on May 12, 2006.

	Three Months Ended March 31,
	2006	2005
Natural gas
Price per Mcf	$7.31	$5.97
Production (sales), Mcf per day	282,204	258,859
Crude oil and condensate
Price per barrel	$49.83	$43.76
Production, barrels per day	33,385	26,595
Total liquids
Production, barrels per day	39,561	30,594

A summary of unaudited results follows, stated in thousands, except per share amounts:

Revenues:
Oil and gas	$354,467	$254,062
Other	19,071	1,684
	$373,538	$255,746

Income from continuing operations	$67,471	$39,509
Income from discontinued operations, net of tax	—	$19,727
Net income	$67,471	$59,236

Earnings per share:
Basic -
Income from continuing operations	$1.18	$0.62
Income from discontinued operations, net of tax	—	$0.31
Net income	$1.18	$0.93

Diluted -
Income from continuing operations	$1.16	$0.62
Income from discontinued operations, net of tax	—	0.31
Net income	$1.16	$0.93

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting. Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP. The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses. Other companies may define discretionary cash flow differently. A reconciliation to net cash provided by operating activities is shown below:

Net cash provided by operating activities from continuing operations	$240,415	$180,053
Net cash provided by operating activities from discontinued operations	—	73,225
Net cash provided by operating activities	240,415	259,278
Remove changes in operating assets and liabilities	(50,840)	(54,166	)(a)
Add back exploration expenses	2,686	11,285	(a)
Discretionary cash flow	$192,261	$216,397

Net cash used in investing activities	$(198,131)	$(51,539	)(a)
Net cash used in financing activities	$(76,541)	$(62,933	)(a)

(a) Includes activities from both continuing and discontinued operations.

* * *

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 3,885,000 gross leasehold acres in major oil and gas provinces in North America, 1,044,000 acres in New Zealand and 1,480,000 acres in Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst teleconference call on Tuesday, April 25, 2006 at 1:30 p.m. CDT.  The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com.  A rebroadcast will be available at that website through July 25, 2006. Microsoft Media Player is required to access the webcast.  It can be downloaded from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx.